Exhibit 99.1

For Immediate Release

Contact:	James E. Igo, President and CEO
(856) 461-0611

Delanco Bancorp, Inc. Announces Termination of Formal Agreement Between Delanco Federal Savings Bank and the Comptroller of the Currency

October 2, 2017, Delanco, NJ – Delanco Bancorp, Inc. (DLNO), holding company for Delanco Federal Savings Bank (the “Bank”), announced today that, on September 27, 2017, the Office of the Comptroller of the Currency (“OCC”) terminated the formal written agreement dated November 21, 2012 between the OCC and the Bank, effective immediately. In addition, the OCC terminated the higher individual minimum capital ratios that the OCC had required for the Bank. At June 30, 2017, the Bank exceeded the minimum regulatory requirements to be considered “well capitalized.” As a result of the OCC's action, the Bank is no longer considered to be in “troubled condition.”

James E. Igo, President and Chief Executive Officer, commented, “We are very pleased with the decision by the OCC to terminate the formal written agreement. This action recognizes our efforts in addressing the issues that gave rise to the agreement.”

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the parent company of Delanco Federal Savings Bank, a community-oriented financial institution operating two full-service branch locations in Burlington County, New Jersey.